Exhibit 99.1
SandRidge Mississippian Trust II Announces Quarterly Distribution
SANDRIDGE MISSISSIPPIAN TRUST II
The Bank of New York Mellon Trust Company, N.A., Trustee
__________________________________________________________________________________News Release
For Immediate Release
HOUSTON, Texas July 26, 2018 — SANDRIDGE MISSISSIPPIAN TRUST II (NYSE: SDR) today announced a quarterly distribution for the three-month period ended June 30, 2018 (which primarily relates to production attributable to the Trust’s interests from March 1, 2018 to May 31, 2018) of approximately $2.2 million, or $0.045 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before August 24, 2018 to holders of record as of the close of business on August 10, 2018.
During the three-month production period ended May 31, 2018, combined sales volumes were lower than the previous period. Although oil prices increased during the current period, natural gas and natural gas liquids (“NGL”) prices decreased. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.
The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Grant, Kay, Noble and Woods counties in northern Oklahoma and Barber, Comanche, Harper and Sumner counties in southern Kansas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	15
NGL (MBbl)	46
Natural Gas (MMcf)	572
Combined (MBoe)	157
Average Price
Oil (per Bbl)	$64.90
NGL (per Bbl)	$27.69
Natural Gas (per Mcf)	$1.80
Natural Gas (per Mcf) including impact of post-production expenses	$1.00
Revenues	$3,320
Expenses	1,074

Distributable income available to unitholders	$2,246
Distributable income per unit (49,725,000 units issued and outstanding)	$0.045

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust II to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to foreign partners.
This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge Energy, Inc. (“SandRidge”) with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which could remain low for an extended period of time or decline further. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust II is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555